Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered as of August 26, 2019 (the “Agreement Date”), between ReShape Lifesciences Inc. (“Company”), a Delaware corporation with its principal place of business at 1001 Calle Amanecer, San Clemente, CA 92673; and Barton P. Bandy (“Employee”), a California resident whose address is 23 Calle Pacifica, San Clemente, CA 92673, for the purpose of setting forth the terms and conditions of Employee’s employment by Company.

A.The Company desires to employ Employee as the President and Chief Executive Officer of Company, and for Employee to hold such position, on the terms and conditions, and for the consideration, hereinafter set forth, and Employee desires to be employed by Company and hold such position on such terms and conditions and for such consideration.

B.Employee has executed an Employee Proprietary Information Agreement with Company as of April 1, 2019 (the “Proprietary Information Agreement”), which is attached as Exhibit A to this Agreement and is fully incorporated herein.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Employee agree as follows:

ARTICLE 1.EMPLOYMENT, TERM AND DUTIES

1.1Employment. Company hereby employs Employee as its President and Chief Executive Officer, and Employee accepts such employment and agrees to perform services for Company pursuant to the terms and conditions set forth in this Agreement.

1.2Term. The term of this Agreement shall commence effective as of April 1, 2019 (the “Start Date”) and, unless earlier terminated in accordance with Article 3 of this Agreement, shall terminate one year from the Start Date (the “Term”); provided, however, that the Term of this Agreement shall automatically renew for successive one-year terms thereafter unless, at least 90 days before the expiration of the initial Term or any additional Term, either party provides written notice to the other of its or his desire to terminate this Agreement.

1.3	Position and Duties.

1.3.1Service with Company. During the Term, Employee agrees to perform such duties and responsibilities, consistent with the duties normally performed by chief executive officers of similarly-sized publicly-held companies, as are assigned to him from time to time by Company’s Board of Directors (the “Board”).

1.3.2Performance of Duties. During the Term, Employee agrees to serve Company in an executive capacity as its President and Chief Executive Officer, and shall perform such duties as are required by the Board, as set forth in Section 1.3.1.

ARTICLE 2.COMPENSATION, BENEFITS AND EXPENSES

2.1	Base Salary.

2.1.1Amount; Adjustments. Subject to the provisions of Article 3 of this Agreement, during the Term Company shall pay Employee a “Base Salary” of $390,000 on an annualized basis or such higher annual rate as may from time to time be approved by the Board. Upon the achievement of certain performance measures, and subject to review and approval by the Compensation Committee of the Board, the Base Salary shall increase as follows:

(A)$25,000 increase if the Company has two consecutive quarters of sales revenue each totaling at least $10 million;

(B)$25,000 increase if the Company achieves net breakeven cash flow over a 12- month period; and

(C)$35,000 increase upon the effectiveness of the listing of the Company on The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market.

The Base Salary shall be reviewed by the Board annually for potential additional adjustment on the basis of performance; and Employee shall be eligible, at the Board’s sole discretion, for annual merit and incentive-based salary increases consistent with Company’s procedures, policies and practices. If Employee’s Base Salary is increased from time to time during the Term, the increased amount shall become the Base Salary for the remainder of the Term and any extensions of the Term and for as long thereafter as required pursuant to Article 3 as applicable, subject to any subsequent increases.

2.1.2Payment. The Base Salary shall be paid in substantially equal regular periodic payments, less deductions and withholdings, in accordance with Company’s regular payroll procedures, policies and practices for executive officers, as such may be modified from time to time.

2.2Incentive Compensation. In addition to Base Salary, Company shall make Employee eligible for such cash and equity awards pursuant to Company’s incentive compensation plan, if any, as may be applicable and adopted by Company. Except to the extent as otherwise provided in Article 3 in connection with a termination of Employee’s employment, payment of incentive compensation will be subject to Employee achieving certain objectives set annually by Employee and the Compensation Committee of the Board, with the target amount of any cash incentive compensation for any calendar year to be approved by the Compensation Committee of the Board, which target in no event shall be more than 50% (subject to performance of the specified objectives) of Employee’s Base Salary in effect from time to time (such bonus to be pro-rated for any partial year of employment). Employee and the Compensation Committee will meet and review the objectives set by the Compensation Committee for each upcoming calendar year before March 31 of such year. Company shall pay any such incentive compensation for which Employee may be eligible for a calendar year on or before March 15 of the following year (provided that Employee is employed on such date). Employee will not be entitled to receive incentive compensation for any calendar year in which Employee’s employment is terminated, except as may be provided in Article 3.

2.3Stock Options. Within six months of the Agreement Date, Executive will be granted an option to purchase a number of shares equal to 4% of Company’s outstanding common stock pursuant to Company’s Second Amended and Restated Stock Incentive Plan, as amended (the “Stock Plan”). The Company will register the exercise of the stock option under the Securities Act of 1933, as amended, on a Form S-8 Registration Statement within 60 days of the date of grant, and the exercise price of such option will be equal to the fair market value of Company’s Common Stock as of the date of option grant, as determined by the Board. Such option will have a ten-year term and will be subject to vesting as follows: 25% will vest as of one year from the Start Date, and the remaining 75% of the shares will then vest in equal installments each month thereafter over the following 36 months. The total amount of granted options to purchase shares shall be reviewed by the Board annually for potential adjustment on the basis of performance; and Employee shall be eligible, at the Board’s sole discretion, for merit increases consistent with Company’s procedures, policies and practices.

2.4Participation in Benefits. During the Term of Employee’s employment by Company, Employee shall be entitled to participate in the Company’s employee benefits plans, as governed by the terms of the official plan documents. Employee may take time off for vacation and sick leave as necessary and consistent with his job duties. Employee’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. Company does not guarantee the adoption or continuance of any particular employee benefit plan during Employee’s employment; and nothing in this Agreement is intended to, or shall in any way restrict the right of Company to amend, modify or terminate any of its employee benefit plans at any time, including during the Term of this Agreement.

ARTICLE 3.TERMINATION AND COMPENSATION FOLLOWING TERMINATION

3.1Termination of Employment. Subject to the respective continuing obligations of the parties under this Agreement, this Agreement and Employee’s employment hereunder may be terminated as of the applicable date, whether during or at the end of the Term (the “Separation Date”) under any of the following circumstances:

3.1.1Termination by Mutual Agreement. By mutual written agreement of the parties at any time, which may specify a Separation Date.

3.1.2Termination by Employee’s Death. If Employee dies during the Term, the date of his death shall be his Separation Date.

3.1.3Termination Due to Employee’s Disability. If Employee becomes Disabled, the Separation Date shall be the effective date of his resignation or his discharge by Company because of the Disability, whichever occurs first. For purposes of this Agreement, “Disabled” or “Disability” means the incapacity or inability of Employee, whether due to accident, sickness or otherwise (with the exception of the illegal use of drugs), to perform the essential functions of Employee’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on Company will be required) for an aggregate of 90 days during any period of 180 consecutive days, or such longer period as may be required under applicable law.

If Employee (or his legal representative, if applicable) does not agree with Company’s decision to terminate his employment hereunder because of Disability, the question of Employee’s Disability shall be subject to the certification of a qualified medical doctor mutually agreed to by Company and Employee (or, in the event of Employee’s incapacity to designate a doctor, Employee’s legal representative). In the absence of such agreement, each such party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Employee’s Disability. The decision of the designated physician shall be binding upon the parties in the same manner as the decision of an arbitrator under Section 4.5.

3.1.4Termination by Company for Cause. Company may terminate this Agreement and Employee’s employment for Cause immediately upon written notice to Employee. For purposes of this Agreement, “Cause” means: (a) willful breach of Employee’s duties to Company or willful breach of this Agreement; (b) Employee’s conviction of any felony or any crime involving fraud, dishonesty or moral turpitude; (c) Employee’s willful participation in any fraud against or affecting Company or any subsidiary, affiliate, customer, supplier, client, agent, or employee thereof; or (d) any other act that Company reasonably determines constitutes gross or willful misconduct materially detrimental to Company, including, but not limited to, unethical practices, dishonesty, disloyalty, violation of the Company’s harassment policy or any other acts harmful to Company; provided, however that a for Cause termination pursuant to clause (a), if susceptible of cure, which determination is in the sole discretion of Company to make, shall not become effective unless Employee fails to cure such failure to perform or breach within 30 days after his receipt of written notice from Company, such notice to describe such failure to perform or breach and identity what reasonable actions shall be required to cure such failure to perform or breach.

For purposes of this Section 3.1.4, no act, or failure to act, on Employee’s part shall be considered “dishonest” or “willful” unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that his action or omission was in or not opposed to, the best interest of Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of Company. Furthermore, the term “Cause” shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if Employee has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to his position.

3.1.5Termination by Employee without Good Reason. Employee may at any time voluntarily terminate his employment under this Agreement, for any reason or no reason, with 30 days’ written notice to Company.

3.1.6Termination by Company without Cause. Company may terminate Employee’s employment under this Agreement at any time for any reason or no reason with 30 days’ written notice to Employee, except that no notice shall be required for a termination of employment without Cause following a “Change in Control” as defined in the Stock Plan.

3.1.7Termination by Employee for Good Reason. Employee may at any time voluntarily terminate his employment pursuant to this Agreement for Good Reason (as defined below); provided, however, that any resignation by Employee for Good Reason shall not be effective unless and until the following conditions have been satisfied: (a) he has notified Company in writing of the facts that he believes constitute Good Reason, within 90 days after the initial existence of such facts ; (b) Company fails to cure such Good Reason within 30 days after its receipt of that notice; and (c) the termination of employment becomes effective not later than 30 days following the end of the Company’s 30 day cure period. Employee’s resignation shall be effective before the end of that 30-day cure period as of any earlier date on which Company refuses to cure or denies the existence of such Good Reason. The effective date of any resignation for Good Reason shall be a Separation Date. If Company timely cures such Good Reason, or it is determined that the reason for Employee’s resignation was not a Good Reason, he shall be deemed not to have resigned unless he elects to resign under Section 3.1.5.

For purposes of this Agreement, “Good Reason” means, at any time: (a) the assignment by Company to Employee of employment duties, functions or responsibilities that are significantly different from, and result in a material diminution of, Employee’s duties, functions or responsibilities, including without limitation any requirement that Employee report to another officer of Company, rather than directly to the Board; (b) a material reduction in Employee’s Base Salary or the minimum target amount provided under Section 2.2 for his cash incentive compensation for any calendar year; (c) a Company requirement that Employee be based at any office or location more than 35 miles from Employee’s primary work location before the date of this Agreement; or (d) any other action or inaction that constitutes a material breach of this Agreement by Company.

3.1.8Termination at End of Term. The termination of this Agreement and Employee’s employment, as of the end of the initial Term or any additional Term, pursuant to the operation of the provisions of Section 1.2, shall entitle Employee only to the compensation and benefits provided in Section 3.2.1, Section 3.2.3 and Section 3.3.

3.2Compensation following Termination of Employment. If Employee’s employment pursuant to this Agreement is terminated before the end of the Term, or by Company as of the end of the Term, Employee shall be entitled to the following compensation and benefits upon such termination:

3.2.1Payment of Base Salary and Accrued Vacation. If Employee’s employment is terminated pursuant to any subsection of Section 3.1, Company shall, within 14 calendar days following the Separation Date, pay to Employee, Employee’s surviving spouse (or, if none, Employee’s estate), as the case may be, any amounts due to Employee for Base Salary and accrued, unused, vacation time through the Separation Date.

If a termination occurs pursuant to Section 3.l.5 (by Employee without Good Reason), when Company receives Employee’s notice Company shall have the option, at its discretion (a) to continue to engage Employee’s services through the 30-day notice period until the Separation Date, or (b) terminate the use of Employee’s services during the 30-day notice period before the Separation Date but treat Employee as if he were providing services through the 30-day notice period until the Separation Date for purposes of determining Employee’s compensation due him pursuant to this Section 3.2.1.

3.2.2Payment of Severance for Termination by Company without Cause or by Employee for Good Reason. If (a) Employee’s employment is terminated pursuant to either of Section 3.1.6 (by Company without Cause) or Section 3.1.7 (by Employee for Good Reason), or Section 3.1.8 (Termination at End of Term), as a result of Company giving notice to Employee of Company’s desire to terminate this Agreement, (b) Employee has executed and delivered to Company, within 60 days after the effective date of that termination, a written release in substantially the same form attached hereto as Exhibit B (the “Release”), and (c) the rescission period specified therein has expired without the Employee’s rescission or attempted rescission of the Release, (i) Company shall, subject to any payment delay required by Section 3.2.5, continue to pay, as severance pay, Employee’s Base Salary (at the rate in effect on the Separation Date), for a period of 12 months following the Separation Date (for a period of 18 months following three years of employment from the Start Date); provided, however, that any severance payments accruing after the Separation Date and prior to the Employee’s execution and delivery to the Company of the Release and expiration of any rescission period shall be suspended and paid on the pay date following the effective date of such Release, (ii) 100% of any unvested shares under any options to purchase shares of Company Common Stock then held by Employee (“Options”) shall immediately vest, and (iii) Employee shall be permitted to exercise all shares under his Options immediately or at any time during the five-year period (but not after the end of each Option’s original term) following the Separation Date. Such payments of Base Salary will be at the usual and customary pay intervals of Company and will be subject to all appropriate deductions and withholdings. For purposes of Employee’s qualification for severance pay, his right to any series of such payments due under this Agreement is treated as the right to a series of separate payments, each of which is subject to all of the requirements of this Section 3.2.2.

3.2.3Effects of Change in Control. Upon the occurrence of a Change in Control (as defined in Section 3.1.6), Company agrees that, notwithstanding any contrary provisions of the Stock Plan or any agreements pursuant to which Options have been granted to Employee (“Option Agreements”), the vesting schedule of Employee’s Options shall accelerate such that on the date the Change in Control is completed, 100% of any then unvested shares subject to the Options held by Employee shall immediately vest; provided, however, that if, in connection with the consummation of the transaction resulting in the Change in Control, Employee receives a cash payment with respect to each Option (after they become fully vested) equal to the difference or “spread’’ between (a) the per share amount paid to holders of Company’s common stock in such transaction and (b) the per share exercise price under the applicable Option Agreement, his Options shall be cancelled upon the consummation of the Change in Control in exchange for such cash payment; provided, further, that if in connection with or within the first two years after the Change in Control (as defined in Section 3.1.6), Employee’s employment is terminated pursuant to either of Section 3.1.6 (by Company without Cause) or Section 3.1.7 (by Employee for Good Reason), and (a) Employee has executed and delivered to Company, within 60 days after the effective date of that termination, the Release and (b) the rescission period specified therein has expired without the Employee’s rescission or attempted rescission of the Release, then, in addition to the payments under Section 3.2.2:

(A)within 14 calendar days following the Separation Date, Company shall also pay to Employee, or Employee’s surviving spouse (or, if none, Employee’s estate), as the case may be, any amounts to which Employee is entitled as of the Separation Date, as a pro rata portion of any unpaid cash incentive compensation determined under Section 2.2 for the calendar year in which the Separation Date occurs. That pro-rated cash incentive compensation shall be based on whether Employee’s objectives were achieved (also pro-rated to the extent possible) during the portion of the year before the Separation Date; and the pro-rated amount shall be based on the number of days in that portion, as compared with the entire year; and

(B)the vesting schedule of Options held by Employee shall accelerate such that on the Separation Date connected with or after a Change in Control, 100% of any unvested shares under the Options shall immediately vest and shall be exercisable immediately or at any time during the five year period (but not after the end of each Option’s original term) following the Separation Date, notwithstanding any contrary provisions of the Option Agreements or the Stock Plan; provided, however, that if, in connection with the consummation of the transaction resulting in the Change in Control, Employee receives a cash payment with respect to each Option (after they become fully vested under this paragraph) equal to the difference or “spread” between (a) the per share amount paid to holders of Company’s common stock in such transaction and (b) the per share exercise price under the applicable Option Agreement, his Options shall be cancelled upon the consummation of the Change in Control in exchange for such cash payment. The parties hereto agree and acknowledge that, with respect to any Options previously granted to Employee that were intended by the parties to be treated as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)(“Code Section 422), such Options, to the extent they may be exercised by Employee more than 90 days following the Separation Date, shall be treated as non-qualified Options, notwithstanding any contrary provisions of the Option Agreements.

3.2.4General Provision Regarding Treatment of Options. Except as otherwise specified in Section 3.2.2 and Section 3.2.3 of this Agreement, the terms of the Stock Plan and Option Agreements, as applicable, shall govern the treatment of the Options following the Separation Date.

3.2.5Potential Delay of Severance Payments. If, as of the Separation Date, (a) Company’s common stock is publicly traded (as determined under Section 409A of the Code (“Code Section 409A”)), (b) Employee is a “specified employee” (as determined under Code Section 409A), and (c) any portion of the severance pay due Employee under Section 3.2.2, Section 3.2.3 (and, if applicable, paragraph (A) of Section 3.2.3) would exceed the sum of the applicable limited separation pay exclusions (or otherwise not qualify for any exclusion) as determined pursuant to Code Section 409A, then payment of the excess amount shall be delayed until the first regular payroll date of Company following the six month anniversary of Employee’s Separation Date (or the date of his death, if earlier than that anniversary), and shall include a lump sum equal to the aggregate amounts that Employee would have received had payment of this excess amount commenced as provided in Section 3.2.2, Section 3.2.3 (and, if applicable, paragraph (A) of Section 3.2.3) after the Separation Date. If Employee continues to perform any services for Company (as an employee or otherwise) after the Separation Date, such six month period shall be measured from the date of Employee’s “separation from service” as defined pursuant to Code Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A.

3.3COBRA Reimbursements Following Certain Employment Terminations. If Employee’s employment is terminated pursuant to any of Section 3.1.2, Section 3.1.3, Section 3.1.6, Section 3.l.7 or Section 3.1.8, subject to Employee’s execution and non-

revocation of the Release, if Employee timely and effectively elects continuation coverage under Company’s group health plans pursuant to section 4980B of the Code, as amended (“COBRA”) or similar state law, Company will pay or reimburse the premiums for such coverage of Employee (and Employee’s dependents, as applicable) at the same rate it pays for active employees for a period of 12 months from the Separation Date (for a period of 18 months following three years of employment from the Start Date); provided, however, that Company’s obligation to make such payments shall immediately expire if Employee ceases to be eligible for continuation coverage under COBRA or similar state law or otherwise terminates such coverage or, if earlier, the date Employee becomes eligible for group health plan coverage with a new employer of Employee.

3.4Surrender of Records and Property. Upon termination of Employee’s employment with Company, Employee shall deliver promptly to Company all Confidential Information as described in Section 1.1 of the Proprietary Information Agreement and all Company property including, but not necessarily limited to records, manuals, books, blank forms, documents, letters, memoranda, business plans, minutes, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on line files, documentation, testing materials and plans and reports), computer print outs, member or customer lists, credit cards, keys, identification, products, access cards, designs, drawings, sketches, devices, specifications, formulae, data, tables or calculations or copies thereof, and all other tangible or intangible property relating in any way to the business of Company that are the property of Company or any subsidiary or affiliate, if any, or which relate in any way to the business, products, practices or techniques of Company or any subsidiary or affiliate.

ARTICLE 4.MISCELLANEOUS PROVISIONS

4.1Company Remedies. Employee acknowledges and agrees that the restrictions and agreements contained in this Agreement and in the Proprietary Information Agreement that is attached as Exhibit A to this Agreement are reasonable and necessary to protect legitimate interests of Company; that the services to be rendered by Employee are of a special, unique and extraordinary character; that it would be difficult to replace such services; that any violation of the Proprietary Information Agreement would be highly injurious to Company; that Employee’s violation of the Proprietary Information Agreement would cause Company irreparable harm that would not be adequately compensated by monetary damages; and that the remedy at law for any breach of any of the provisions of the Proprietary Information Agreement will be inadequate. Accordingly, Employee specifically agrees that Company shall be entitled, in addition to any remedy at law, to preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of this Agreement and to enforce the provisions of the Proprietary Information Agreement.

4.2Assignment. This Agreement shall not be assignable, in whole or in part, by Employee without the written consent of Company and any purported or attempted assignment or transfer of this Agreement or any of Employee’s duties, responsibilities or obligations hereunder shall be void. This Agreement shall inure to the benefit of and be binding upon Employee, Employee’s heirs and personal representatives. This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns. Notwithstanding the foregoing, Company may not, without the written consent of Employee, assign its rights and obligations under this Agreement to any business entity that has become the successor to Company in the event of a sale, merger, liquidation or similar transaction. After any such assignment by Company to which Employee has given such consent, Company shall be discharged from all further liability hereunder and such successor assignee shall thereafter be deemed to be Company for the purposes of all provisions of this Agreement.

4.3Notices. All notices, requests, demands and other communications under this Agreement shall be in writing, shall be deemed to have been duly given on the date of service if personally served on the parties to whom notice is to be given, or on the third day after mailing if mailed to the parties to whom notice is given, whether by first class, registered, or certified mail, and properly addressed as follows:

If to Company, at:	ReShape Lifesciences Inc.
1001 Calle Amanecer
San Clemente, CA 92673

If to Employee, at:	Barton P. Bandy
23 Calle Pacifica
San Clemente, CA 92673

Any party may change the address for the purpose of this Section by giving the other written notice of the new address in the manner set forth above.

4.4Governing Law/Venue. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California, without regard to conflicts of laws principles thereof. The parties irrevocably consent and agree that the venue of any cause of action seeking injunctive relief shall be Orange County, California, and the parties further irrevocably consent to the personal jurisdiction of the Orange County Superior Court for any such action.

4.5Arbitration. The parties irrevocably consent that, except to the extent provided in this section and Section 4.4, any litigation or other dispute arising between the parties, in connection with the interpretation or enforcement of this Agreement, that has not been settled through negotiation within a period of thirty (30) days after the date on which either party shall first have notified the other party in writing of the existence of the dispute, shall be settled by final and binding arbitration under the then-applicable Employment Arbitration Rules of JAMS (“JAMS”); and a court judgment on the award may be entered in any court having competent jurisdiction. Notwithstanding the foregoing, neither party shall be entitled or required to seek arbitration regarding any cause of action that would entitle such party to injunctive relief.

Any such arbitration shall be conducted by one neutral arbitrator appointed by mutual agreement of the parties or, failing such agreement, in accordance with the JAMS Rules then in effect, a copy of which is available on the JAMS website (https://www.jamsadr.com/rules-employment- arbitration/english). The arbitrator shall be an experienced attorney with a background in employment law. Any arbitration shall be conducted in Orange County, California. An arbitration award may be enforced in any court of competent jurisdiction.

4.6Construction. Notwithstanding the general rules of construction, both Company and Employee acknowledge that both parties were given an equal opportunity to negotiate the terms and conditions contained in this Agreement, and agree that the identity of the drafter of this Agreement is not relevant to any interpretation of the terms and conditions of this Agreement.

To the extent any provision of this Agreement may be deemed to provide a benefit to Employee that is treated as non-qualified deferred compensation pursuant to Code Section 409A, such provision shall be interpreted and administered in a manner that qualifies for any applicable exemption from compliance with Code Section 409 or, if such interpretation would cause any reduction of benefit(s), such provision shall be interpreted (if reasonably possible) in a manner that complies with Code Section 409A and does not cause any such reduction. Any payment under this Agreement that is payable upon a termination of employment of the Executive shall only be made upon the Employee’s “separation from service” with the Company within the meaning of Section 409A, and any reference to Separation Date shall similarly mean the date of such “separation from service” with the Company. If any payment under this Agreement is contingent upon the execution and delivery of a release and if the Separation Date with respect to which such payment is being made occurs during the last 60 days of the calendar year, the payment shall in no event be made earlier than the first business day of the succeeding calendar year.

4.7Severability. In the event any provision of this Agreement (or portion thereof) shall be held illegal or invalid for any reason, said illegality or invalidity shall not in any way affect the legality or validity of any other provision of this Agreement. To the extent any provision (or portion thereof) of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision (or portion thereof) shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

4.8Entire Agreement. This Agreement, including the Proprietary Information Agreement that is attached as its Exhibit A and fully incorporated herein, is the final, complete and exclusive agreement of the parties and sets forth the entire agreement between Company and Employee with respect to Employee’s employment by Company, and there are no undertakings, covenants or commitments other than as set forth herein. The Agreement may not be altered or amended, except by a writing executed by Employee and a member of the Board. This Agreement supersedes, terminates, replaces and supplants any and all other prior understandings or agreements between the parties relating in any way to the hiring or employment of Employee by Company.

4.9Survival. The parties expressly acknowledge and agree that the provisions of this Agreement that by their express or implied terms extend beyond the expiration of this Agreement or the termination of Employee’s employment under this Agreement, shall continue in full force and effect, notwithstanding Employee’s termination of employment under this Agreement or the expiration of this Agreement.

4.10Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

4.11Attorneys’ Fees for Negotiating Agreement. Upon receipt by Company of a statement for legal services from the attorneys representing Employee, Company shall reimburse Employee or pay on behalf of Employee the reasonable and necessary attorneys’ fees and associated expenses incurred by Employee in connection with the negotiation of this Agreement, provided, however, that such fees and expenses shall not exceed $5,000.00.

4.12Attorneys’ Fees for Resolving Disputes. If any party to this Agreement is made or shall become a party to any litigation (including arbitration) commenced by or against the other party involving the enforcement of any of the rights or remedies of such party, or arising on account of a default of the other party in its performance of any of the other party’s obligations hereunder, then the prevailing party in such litigation shall be entitled to receive from the other party all costs incurred by the prevailing party in such litigation, plus reasonable attorneys’ fees to be fixed by the court or arbitrator (as applicable), with interest thereon from the date of judgment or arbitrator’s decision at the rate of 8% or, if less, the maximum rate permitted by law.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

RESHAPE LIFESCIENCES INC.

By:

Name:	Dan W. Gladney
Its:	Chairman of the Board

Barton P. Bandy

[Signature Page to Employment Agreement]

EXHIBIT A

Proprietary Information Agreement

(attached)

RESHAPE LIFESCIENCES, INC.

EMPLOYEE PROPRIETARY INFORMATION AGREEMENT

In consideration and as a condition of my employment, or continued employment, by ReShape Lifesciences, Inc. and/or by companies which it owns, controls, or is affiliated with or their successors in business ("the Company"), and the compensation paid therefor:

1.	Confidentiality.

1.1I agree to keep confidential, except as the Company may otherwise consent in writing, and not to disclose or make any use of except for the benefit of the Company, at any time, either during or subsequent to my employment, any trade secrets, confidential information, knowledge, data or other information of the Company relating to products, processes, know-how, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees or affiliates, which I may produce, obtain or otherwise acquire during the course of my employment, except as herein provided. I further agree not to deliver, reproduce or in any way allow any such trade secrets, confidential information, knowledge, data or other information, or any documentation relating thereto, to be delivered or used by any third parties without prior written consent of a duly authorized representative of the Company. The foregoing obligations of confidentiality shall not apply to (a) any knowledge or information which is now or subsequently becomes generally and publicly known, other than as a direct or indirect result of the breach of this Agreement by me or a breach of a confidentiality obligation owed to the Company by another, or (b) any knowledge or information which is not proprietary to the Company that I acquired prior to becoming its employee. I acknowledge that I have been informed that I have rights under 18

U.S.C. Section 1833(6) which states in part: "An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that - (A) is made (i) in confidence to a Federal, State, or local gover11111ent official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal." Nothing in this Agreement is intended by Company to conflict with or create liability for actions taken that are permitted under 18 U.S.C. Section 1833(6).

2.	Conflicting Employment/Return of Confidential Material.

I agree that during my engagement with the Company, I will not engage in any other employment, occupation, consulting or other activity relating to the business in which the Company is now or may hereafter become engaged or which would otherwise conflict with my obligations to the Company. In the event of my termination of engagement with the Company for any reason whatsoever or upon the request of the Company, I agree to promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents and data, including any reproductions thereof, of any nature pertaining to any invention, trade secret or confidential information of the Company or to my engagement, and I will not take with me any description containing or pertaining to any confidential information, knowledge or data of the Company which I may produce or obtain during the course of my engagement. The foregoing shall not apply to my address book, or to any information or documentation I acquired prior to becoming an employee of the Company. In the event of the termination of my engagement for any reason whatsoever, I agree to sign and deliver the "Termination Certificate" attached hereto as Exhibit A.

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3.	Assignment of lnventions.

I agree that all medical devices and processes, documentation and other copyrightable materials to which I contribute during my engagement shall be considered "works made for hire" and shall be the sole property of the Company. I hereby assign and transfer to the Company my entire right, title and interest in and to all inventions (as used in the Agreement, "inventions" shall include but not be limited to ideas, improvements, designs and discoveries) whether or not patentable and whether or not reduced to practice, made or conceived by me (whether made solely by me or jointly with others) during the period of my engagement with the Company, which relate in any manner to the actual or demonstrably anticipated business, work or research and development of the Company or its subsidiaries, or result from or are suggested by any task assigned to me or any work performed by me for or on behalf of the Company or its subsidiaries or result from use of premises owned, leased or contracted for the Company. I agree that all such inventions are the sole property of the Company provided, however, that this Agreement does not require assignment of an invention for which no equipment, supplies, facility, or trade secret information of the Company was used, and which was developed entirely on my own time as provided in California Labor Code Section 2870 a copy of which is attached hereto as Exhibit B, and:

(a)which does not relate to the business of the Company or to the Company's actual or demonstrably anticipated research or development; or

(b)	which does not result from any work performed by me for the Company.

4.	Disclosure of lnventions and Patents.

I agree that in connection with any "invention" as defined in Paragraph 3 above:

(a)I will disclose such invention promptly in writing to my immediate superior at the Company, with a copy to the Chief Executive Officer, regardless of whether I believe the invention is protected by Paragraph 3 above, in order to permit the Company to claim rights to which it may be entitled under this Agreement. Such disclosure shall be received in confidence by the Company.

(b)I will, at the Company's request, promptly execute a written assignment of title to the Company for any invention required to be assigned by Paragraph 3 ("assignable invention"), and I will preserve any such assignable invention as confidential information of the Company.

(c)Upon request, I agree to assist the Company or its nominee (at its expense) during and at any time subsequent to my engagement in every reasonable way to obtain for its own benefit patents and copyrights for such assignable inventions in any and all countries, which inventions shall be and remain the sole and exclusive property of the Company or its nominee whether or not patented or copyrighted. I agree to execute such papers and perform such lawful acts as the Company deems to be necessary to allow it to exercise all right, title, and interest in such patents and copyrights.

5.	Execution of Documents.

In connection with Paragraph 4(c), I further agree to execute, acknowledge and deliver to the Company or its nominee upon request and at its expense all such documents, including applications for patents and copyrights and assignments of inventions, patents and copyrights to be issued

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therefore, as the Company may determine necessary or desirable to apply for and obtain letters, patents and copyrights on such assignable inventions in any and all countries and/or to protect the interest of the Company or its nominee in such inventions, patents and copyrights, and to vest title thereto in the Company or its nominee. In the event that the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for or execute any patent application with respect to inventions (including renewals, extension, continuations, divisions or continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by me.

6.	Maintenance of Records.

I agree to keep and maintain adequate and current written or printed records of all inventions made by me (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

7.	Prior Inventions.

It is understood that all inventions if any, patented or unpatented, which I made prior to my engagement by the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit C attached hereto a complete list of all my prior inventions excluded from the assignment of rights, including numbers of all patents and patent applications, and a brief description of all unpatented inventions which are not the prope1ty of a previous employer.   I represent and covenant that the list is complete and that, if no items are on the list, I have no such prior inventions. During my engagement with the Company, I agree to notify the Company in writing before I make any disclosure or perform any work on behalf of the Company which appears to threaten or conflict with proprietary rights I claim in any invention or idea. In the event of my failure to give such notice, I agree that I will make no claim against the Company with respect to any such inventions or ideas. In addition, if any invention made or conceived by me during the period of my employment is based on, or incorporates, or is an improvement or derivative of, or cannot reasonably be made, used, reproduced and distributed without violating other technology or rights owned by me, I hereby grant to the Company a perpetual, worldwide, royalty free, non-exclusive, sublicensable right and license to exploit and exercise all such technology in suppo1t of the Company's exercise or exploitation of its rights to such invention.

8.	Trade Secrets of Others.

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others. I agree not to enter into any agreement either written or oral in conflict herewith.

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9.	Performance.

I understand, as part of the consideration for the offer of employment extended to me by the Company and of my employment or continued employment by the Company, that I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company any equipment, supplies, facility or trade secret information of any former employer which are not generally available to the public, unless I have obtained written authorization for their possession and use.

10.	Remedies.

I agree that in addition to any other rights and remedies available to the Company for any breach by me of my obligations hereunder, the Company shall be entitled to enforcement of my obligations hereunder by court injunction.

11.	Non Solicitation.

I agree that during my employment and for the two-year period following my employment I will not solicit or induce any employee or consultant of the Company to quit their employment, cease doing business with the Company or accept employment with any entity that I am then involved with, unless I am specifically authorized to do so by the Company. In addition, during my engagement and for the two-year period following my engagement I will not solicit or induce any customer of the Company to cease doing business with the Company.

12.	Modification.

This Agreement may not be changed, modified, released, discharged, abandoned or otherwise amended, in whole or in part, except by an instrument in writing, signed by me and the Company. I agree that any subsequent change or changes in my duties or compensation shall not affect the validity or scope of this Agreement.

13.	Entire Agreement.

I acknowledge receipt of this Agreement and agree that with respect to the subject matter thereof it is my entire agreement with the Company, superseding any previous oral or written communications, representations, understandings or agreements with the Company or any officers or representative thereof.

14.	Severability.

In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable in any jurisdiction, such paragraph or provision shall, as to that jurisdiction, be adjusted and reformed, if possible, in order to achieve the intent of the parties, and if such paragraph or provision cannot be adjusted and reformed, such paragraph or provision shall, for the purposes of that jurisdiction be voided and severed from this Agreement, and the entire Agreement shall not fail on account thereof but shall otherwise remain in full force and effect.

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15.	Successors and Assigns.

This Agreement shall be binding upon my heirs, executors, administrators or other legal representative and is for the benefit of the Company, its successors and assigns. This Agreement may be assigned by the Company to any purchaser or successor in interest to the business of the Company.

16.	Governing Law.

This Agreement shall be governed by the laws of the location of the Company's corporate headquarters, which is presently located in the State of California; provided, however, that in the event this provision is deemed to be unenforceable by a local judicial authority or governmental agency, then the laws of the location of my employment shall apply.

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17.Counterparts.

This Agreement may be signed in two counterparts, each shall be deemed an original and both of which shall together constitute one agreement.

Dated:	EMPLOYEE

Sign
Print

RESHAPE LIFESCIENCES, INC.
a Delaware corporation

By:

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EXHIBIT B

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (the “Agreement”) is entered into by and between (“you”) and ReShape Lifesciences Inc. (“ReShape”).

WHEREAS, you and ReShape entered into an Employment Agreement dated

  (the “Employment Agreement”) which terminates effective

 , except as to certain provisions outlined below;

WHEREAS, ReShape wishes to provide you with the separation benefits described in Section 2 below; and

WHEREAS, you and ReShape want to fully and finally settle all issues, differences, and claims, whether potential or actual, between you and ReShape, including, but not limited to, any claim that might arise out of your employment with ReShape or the termination of your employment with ReShape;

NOW, THEREFORE, in consideration of the provisions and of the mutual covenants contained herein, you and ReShape agree as follows:

1.Separation from Employment. Effective (your “date of separation”), your employment with ReShape terminates. Except as provided in this Agreement, all benefits and privileges of employment end as of your date of separation.

2.Separation Benefits. As consideration for your promises and obligations under this Agreement and the Employment Agreement, and subject to the terms and conditions of this Agreement and the Employment Agreement, including the release of claims set forth below, ReShape agrees to pay you, as separation pay, the gross amount of , less applicable deductions and withholdings for state and federal taxes, which amount represents 12 months of your Base Salary as of your date of separation. The separation pay will be divided and paid to you in substantially equal periodic payments at the usual and customary pay intervals of ReShape, less deductions and withholdings and at the time described in Section 3.2.2 or

Section 3.2.3 of the Employment Agreement. You agree that you are not entitled to the separation benefits provided to you in this Agreement if you do not sign this Agreement or if you rescind or attempt to rescind your release of claims under this Agreement.

3.Incentive Compensation. You are not entitled to receive incentive compensation for calendar year .

4.COBRA Premium Payments/Reimbursements. Subject to the terms of Section 3.3 of the Employment Agreement, ReShape agrees to pay you certain COBRA premium reimbursements. You agree that any COBRA premium paid on your behalf and/or any reimbursement made to you for COBRA premiums paid by you will be treated as taxable by ReShape. Except as otherwise provided in this Section 4, the benefits to which you (or, as applicable, your spouse and eligible dependents) may be entitled upon termination of your

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employment shall be determined and paid in accordance with such plans, policies and applicable laws.

5.Stock Options. All options to purchase shares of common stock of ReShape held by you (the “Options”) are subject to the terms of one or more stock option agreements between you and Company (each, an “Option Agreement”) and were granted pursuant to the ReShape Inc. Amended and Restated 2003 Stock Incentive Plan, as amended (the “Stock Plan”). Pursuant to the terms and conditions set forth in the Option Agreements, ReShape agrees that, notwithstanding anything to the contrary set forth in such Option Agreements or the Stock Plan, during the two-year period following your date of separation, you shall be permitted to exercise any Option immediately to the extent that such Option was vested as of your date of separation or would have vested within one year of your date of separation had your employment with Company not terminated. Notwithstanding anything to the contrary set forth in such Option Agreements or the Stock Plan, ReShape shall have a right, following your date of separation, to buy back all such Options based on the per share exercise price under the applicable Option Agreement. The parties agree and acknowledge that, with respect to any Options that were intended by the parties to be treated as “incentive stock options” within the meaning of

Section 422 of the Internal Revenue Code of 1986, as amended, such Options, to the extent they may be exercised by you more than 90 days following your date of separation, shall be treated as non-qualified options, notwithstanding any provision in the Option Agreements to the contrary.

6.Confidential Information. You executed an Executive Employment Agreement with ReShape, a copy of which is attached hereto as Exhibit A. All provisions of the Employment Agreement that, by their terms, survive the termination of your employment will continue in full force and effect and are not negated or otherwise affected by this Agreement, including but not limited to Section 4.1: Company Remedies; Section 4.4: Governing Law/Venue; Section 4.5: Arbitration; and the Employee Proprietary Information Agreement attached to the Employment Agreement as Exhibit A and fully incorporated therein.

7.Return of ReShape Property. You acknowledge that, on or before the date you sign this Agreement, you have returned all ReShape property in your possession, including, but not limited to, all files, memoranda, documents, records, copies of the foregoing, any ReShape credit card, computer, fax machine, printer, copier, keys, access cards, and any other property of ReShape in your possession. You also acknowledge that, on or before the date you sign this Agreement, you have provided ReShape with any and all pass codes and/or personal identification numbers used by you to access the ReShape computer system, e-mail system, and/or the Internet, and/or documents or files contained on and saved in the ReShape computer system.

8.Duty to Cooperate. You agree that, beginning on the date you are presented with this Agreement, you will cooperate with ReShape with respect to the transition of your duties, the preservation of effective operations and customer service, and ReShape’s strategic and commercial initiatives. As part of your agreement to cooperate, you will provide a list identifying the status of major projects under way, pending customer interactions, the status of sale cycles with customers, the names and contact information of key contacts at customers, and any other information reasonably requested by ReShape regarding your duties and responsibilities. You further agree that, in the 30-day period following your acceptance of this Agreement you will

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periodically make yourself accessible and available during normal business hours for consultation with ReShape representatives in connection with the transition of your duties and responsibilities. You agree that such consultation may include appearing from time to time at the office of ReShape for conferences.

9.Confidentiality. You agree that the existence and terms and conditions of this Agreement shall remain confidential and that you will not disclose any information concerning the provisions of this Agreement to any person or entity, including, but not limited to, any present or former employee of ReShape. These confidentiality provisions are subject to the following exceptions: you may disclose the provisions of this Agreement to your attorneys, accountants, tax and financial advisors, and immediate family, or in the course of legal proceedings involving ReShape, or in response to a subpoena, court order, or inquiry by a government agency. You further agree that, if any information concerning the provisions of this Agreement is revealed as permitted by this section, you shall inform the recipient of the information that it is confidential, and the recipient shall agree to keep the information confidential.

10.Release. By this Agreement, you intend to settle any and all claims that you have or may have against ReShape as a result of ReShape hiring you, your employment with ReShape, and the decision to terminate your employment with ReShape. You agree that, in exchange for ReShape’s promises in this Agreement, and in exchange for the consideration provided to you by ReShape, described above in Section 2, you, on behalf of your heirs, successors and assigns, hereby release and discharge ReShape, its predecessors, successors, assigns, parents, affiliates, subsidiaries, and related companies, and their officers, directors, shareholders, agents, servants, employees, and insurers (collectively, the “Released Parties”) from all liability for damages and from all claims that you may have against the Released Parties occurring up through the date you sign this Agreement. You understand and agree that your release of claims in this Agreement includes, but is not limited to, any claims you may have under: Title VII of the Federal Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act of 1988; the False Claims Act; the California Constitution; the California Labor Code (including but not limited to Sections 132a and 4553); the California Fair Employment & Housing Act; the California Government Code; the California Civil Code; the California Penal Code; Title VII of the Civil Rights Act; the Employee Retirement Income Security Act; the Civil Rights Act; the Equal Pay Act; the Americans with Disabilities Act; the United States Constitution; or any other federal, state, or local statute, ordinance, or law.

You also agree and understand that you are giving up all other claims, whether grounded in contract or tort theories, including but not limited to: wrongful discharge; breach of contract; any claim for unpaid compensation (including, but not limited to, any claims for vacation, PTO or severance except as set forth in this Agreement, or for incentive compensation); tortious interference with contractual relations; promissory estoppel; detrimental reliance; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; breach of fiduciary duty; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel,

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slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; qui tam actions; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.

You understand that nothing contained in this Agreement, including but not limited to this Section 10, will be interpreted to prevent you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), or any other governmental agency, or from participating in or cooperating with an EEOC or other governmental agency investigation or proceeding. However, you agree that you are waiving the right to monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding.

Nothing in this Agreement prohibits or restricts you from (i) making any disclosure of information required by law; (ii) filing a charge with, providing truthful information to, or testifying or otherwise cooperating or assisting in any investigation or proceeding brought by, any governmental agency, such as the Department of Labor, EEOC, or similar state or federal agency, or any designated legal, compliance or human resources officer designated by ReShape; or (iii) reporting an illegal act to any duly authorized law enforcement agency. However, to the maximum extent allowed by applicable law, if you file such a charge or complaint, you waive your right to recover damages or obtain personal relief of any kind with respect to the matters released by this Agreement, and you agree to assign any such monetary recovery that you may obtain despite this waiver, to ReShape.

You are not aware of any other facts, evidence, allegations, claims, liabilities, or demands relating to alleged or potential violations of law that may give rise to any claim or liability on the part of any Released Party under the Securities Exchange Act of 1934, the Sarbanes–Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the False Claims Act, the Anti-kickback Statute. You understand that nothing in this Agreement interferes with your right to file a complaint, charge or report with any law enforcement agency, with the Securities and Exchange Commission (“SEC”) or other regulatory body, or to participate in any manner in an SEC or other governmental investigation or proceeding under any such law, statute or regulation, or to require notification or prior approval by ReShape of any such a complaint, charge or report. You understand and agree, however, that you waive your right to recover any whistleblower award under the Securities Exchange Act of 1934, the Sarbanes–Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other individual relief in any administrative or legal action whether brought by the SEC or other governmental or law enforcement agency, you, or any other party, unless and to the extent that such waiver is contrary to law. You agree that the Released Parties reserve any and all defenses which they might have against any such allegations or claims brought by you or on your behalf. You understand that ReShape is relying on your representations in this Agreement.

You agree that ReShape reserves any and all defenses, which it has or might have against any claims brought by you. This includes, but is not limited to ReShape’s right to seek available costs and attorneys’ fees as allowed by law, and to have any monetary award granted to you, if any, reduced by the amount of money that you received in consideration for this Agreement.

You understand and for valuable consideration hereby expressly waive all of the rights and benefits of Section 1542 of the California Civil Code, which section reads as follows:

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A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

11.Time to Accept. You are hereby informed that the terms of this Agreement shall be open for acceptance and execution by you through and including , during which time you may consult with an attorney and consider whether to accept this Agreement. Changes to this Agreement, whether material or immaterial, will not restart the running of this acceptance period. You hereby are advised to consult with an attorney prior to signing this Agreement.

12.Older Workers Benefit Protection Act. You understand and have been advised that the above release of your claims is subject to the terms of the Older Workers Benefit Protection Act (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. [IF A GROUP IS BEING TERMINATED UNDER THE ADEA: At the same time that you received Agreement, ReShape also provided you with information required under the OWBPA, which tells you information about the ages of other employees who were, or were not, selected to receive enhanced separation benefits. This information is set forth in Attachments A and B to this Agreement]. You agree that you have been advised of the OWBPA and agree that you are signing this Agreement voluntarily, and with full knowledge of its consequences. You understand that ReShape is giving you at least [21] [45] days from the date you received a copy of this Agreement to decide whether you want to sign it. You acknowledge that you have been advised to use this time to consult with an attorney about the effect of this Agreement. If you sign this Agreement before the end of the [21] [45] day period it will be your personal, voluntary decision to do so, and will be done with full knowledge of your legal rights. You agree that material and/or immaterial changes to this Agreement will not restart the running of this consideration period.

13.Right to Revoke and Rescind. You are hereby informed of your right to revoke your release of claims, insofar as it extends to potential claims under the ADEA, by informing ReShape of your intent to revoke your release of claims within seven (7) calendar days following your signing of this Agreement. You understand that any such revocation or rescission must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day within the applicable revocation period to: Chief Financial Officer, ReShape Lifesciences Inc., 1001 Calle Amanecer, San Clemente, CA 92673.

If you exercise your right to revoke or rescind this Agreement, ReShape may, at its option, either nullify this Agreement in its entirety, or keep it in effect in all respects other than as to that portion of your release of claims that you have revoked or rescinded. You agree and understand that if ReShape chooses to nullify the Agreement in its entirety, ReShape will have no obligations under this Agreement or the Employment Agreement to you or to others whose rights derive from you.

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14.Entire Agreement. This Agreement, as well as the exhibits hereto and any agreements referenced herein, is the final, complete and exclusive agreement of the parties and sets forth the entire agreement between ReShape and you with respect to your employment by ReShape, and there are no undertakings, covenants or commitments other than as set forth herein. The Agreement may not be altered or amended, except by a writing executed by you and a member of the Board. Except as otherwise indicated, this Agreement supersedes, terminates, replaces and supplants any and all prior understandings or agreements between the parties relating in any way to you hiring or employment by ReShape.

15.Governing Law. The laws of the State of California will govern the validity, construction and performance of this Agreement, without regard to the conflict of law provisions of any other jurisdictions. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect. If such modification is not possible, said provision will be deemed severable from the remaining provisions of this Agreement and the balance of this Agreement shall remain in full force and effect.

16.Remedies. To the extent that the ReShape wishes to pursue remedies against you under Section 7.1 of the Employment Agreement, you and ReShape agree that such action shall be venued in Orange County, California. For any other dispute, you and ReShape irrevocably consent that any litigation commenced or arising in connection with the interpretation or enforcement of this Agreement that has not been settled through negotiation within a period of thirty (30) days after the date on which either party shall first have notified the other party in writing of the existence of a dispute shall be settled by final and binding arbitration under the then-applicable Employment Arbitration Rules of JAMS (“JAMS”); and a court judgment on the award may be entered in any court having competent jurisdiction. Notwithstanding the foregoing, neither party shall be entitled or required to seek arbitration regarding any cause of action that would entitle such party to injunctive relief.

Any such arbitration shall be conducted by one neutral arbitrator appointed by mutual agreement of the parties or, failing such agreement, in accordance with the JAMS Rules then in effect, a copy of which is available on the JAMS website (https://www.jamsadr.com/rules- employment-arbitration/english). The arbitrator shall be an experienced attorney with a background in employment law. Any arbitration shall be conducted in Orange County, California or as otherwise agreed by the Parties. An arbitration award may be enforced in any court of competent jurisdiction.

17.No Admission. Nothing in this Agreement is intended to be, and nothing will be deemed to be, an admission of liability by ReShape or you that either party has violated any state or federal statute, local ordinance or principle of common law, or that either party has engaged in any wrongdoing.

18.Waiver. No waiver of any provision of this Agreement shall be binding unless executed in writing by the party making the waiver. The waiver by either party of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement on the dates set forth below to be effective as of the date shown below.

I acknowledge and agree that I have read this Agreement in its entirety and that I agree to the conditions and obligations set forth herein. Further, I agree that I have had adequate time to consider the terms of this Agreement and that I am voluntarily entering into this Agreement with a full understanding of its meaning. I understand that I am hereby advised to consult with an attorney before signing this Agreement.

Dated:

Barton P. Bandy

RESHAPE LIFESCIENCES INC.

Dated:	By:

Its:

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